    EXHIBIT NO.: 3.1

    To Form S-1 Registration Statement

ARTICLES OF INCORPORATION

OF

SD HOLDINGS, INC.

Pursuant to the Utah Revised Business Corporation Act (the “Act”), these Articles of Incorporation are filed for the purpose of forming a business corporation.

ARTICLE 1

NAME

The name of this corporation is SD HOLDINGS, INC. (“Corporation”).

ARTICLE 2

PURPOSES

This Corporation is organized for the purpose of engaging in any business, trade, or activity which may be conducted lawfully by a corporation organized under the Act.

ARTICLE 3

CAPITAL STOCK

This Corporation is authorized to issue a total of 120,000,000 shares of capital stock, comprised of 100,000,000 shares of Common Stock, $.001 par value, and 20,000,000 shares of Preferred Stock, $.001 par value.

This Corporation may issue Preferred Stock from time to time in one or more series, in any manner permitted by law and these Articles of Incorporation, as approved from time to time by the Board of Directors before the Corporation issues such Preferred Stock. Subject to the provisions of these Articles, the Board of Directors has the authority to fix and determine the rights and preferences of any series of Preferred Stock that it authorizes under this Article. The Board of Directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Act, to:

(a)          designate in whole or in part, the preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b)          create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c)          alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d)          increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board of Directors. All rights accruing to the outstanding shares of the Corporation not expressly excluded in this Article or in the Corporation's Bylaws shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

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ARTICLE 4

SHAREHOLDER RIGHTS

A.           Voting Rights. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held. Each holder of shares of Preferred Stock shall be entitled to that number of votes for each share of Preferred Stock held for the applicable series of Preferred Stock. The holders of Common Stock and each series of Preferred Stock shall vote together and not as separate series or classes, except as otherwise expressly provided these Articles, in any Certificate of Designation, or as required by law. Shareholders shall not have preemptive rights to acquire unissued shares of stock of this Corporation; nor shall shareholders be entitled to vote cumulatively for directors of the Corporation.

B.           Shareholder Actions. Actions shall be taken by the shareholders of the Corporation at an annual or special meeting of the shareholders called in accordance with the Bylaws or by the written consent or electronic transmission initiated by the shareholders in accordance with the Bylaws. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE 5

CONTROL SHARES ACQUISITION ACT

The Corporation elects to opt out of the provisions of Section 61-6-1, et seq., Utah Code Annotated, or any successor statute, as they may apply to the Corporation or any transaction involving the Corporation.

ARTICLE 6

BYLAWS

The Board of Directors of the Corporation is authorized to make, amend or repeal the Bylaws of the Corporation, in accordance with the Bylaws or the Act. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The shareholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that such action by shareholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 7

DIRECTORS

A. Generally. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of Directors that shall constitute the Board of Directors shall be fixed exclusively by amendment of the Bylaws by resolution of a majority of the authorized number of Directors constituting the Board of Directors at that time. The initial Board of Directors shall consist of the following two directors(s):

Director Name:	Director Address:
Troy Meier	1583 South 1700 East, Vernal, UT 84078
Annette Meier	1583 South 1700 East, Vernal, UT 84078

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B. Election of Classified Board. Following the closing of an IPO (as defined below), and subject to the rights of any issued Preferred Stock, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of shareholders following the closing of the IPO, the term of office of the initial Class I directors shall expire and the successor Class I directors shall be elected for a full term of three years. At the second annual meeting of shareholders following the IPO, the term of office of the initial Class II directors shall expire and the successor Class II directors shall be elected for a full term of three years. At the third annual meeting of shareholders following the IPO, the term of office of the initial Class III directors shall expire and the successor Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(i) If at any time applicable law changes to prohibit the classified board described in this section, all directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(ii) Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iii) “IPO” means the Corporation’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of its Common Stock.

C.           Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in the Bylaws.

D. Vacancies. Subject to any limitations imposed by applicable law and to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created director positions resulting from an increase in the number of directors, may be filled for the remainder of the term by a majority vote of the shareholders, the Board of Directors, or, if the Directors in office constitute less than a quorum of the Board of Directors, by an affirmative vote of a majority of the remaining Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

ARTICLE 8

REGISTERED AGENT AND OFFICE

This Corporation’s initial registered agent, and the address of its initial registered office, in the State of Utah, are as follows:

Initial Registered Agent	Initial Registered Office
Capitol Corporate Services Inc.	2005 East 2700 South, Ste. 200 Salt Lake City, UT 84109

ARTICLE 9

INCORPORATOR

The name and address of the incorporator are as follows:

Name	Address
Annette Meier	1583 South 1700 East, Vernal, UT 84078

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ARTICLE 10

LIMITATION OF DIRECTORS' LIABILITY

To the fullest extent permitted by the Bylaws or the Act, or any other applicable law, as either may be amended, a director shall have no liability to the Corporation or its shareholders for monetary damages for conduct, any action taken, or any failure to take any action as a director. If the Act is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE 11

INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by the Bylaws and the Act, this Corporation shall indemnify its directors and officers as set forth in the Bylaws. This Corporation may indemnify employees, fiduciaries, and agents to the extent provided for in the Bylaws or authorized by the Board of Directors. The Board of Directors is entitled to determine the terms of indemnification, including advance of expenses and to give effect to such items in the Bylaws, by approval of agreements, or by any other means approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of a director or officer with respect to any indemnification arising prior to such amendment or repeal.

ARTICLE 12

AMENDMENT

Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by these Articles, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal ARTICLE 4(B) (Stockholder Rights), ARTICLE 6 (Bylaws), ARTICLE 7 (Board of Directors ), ARTICLE 11 (Indemnification), and ARTICLE 12 (Amendment).

Dated: 12-9-13

/s/ Annette Meier
ANNETTE MEIER, Incorporator

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CONSENT TO SERVE AS REGISTERED AGENT

ANNETTE MEIER, a Utah resident, hereby accepts and acknowledges appointment as Registered Agent, in the State of Utah, for SD HOLDINGS, INC. I understand that as agent for that Corporation, I will be responsible to (1) receive service of process in the name of the Corporation, (2) forward all mail to the Corporation, and (3) immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the Corporation.

Dated: December 10, 2013

/s/ Annette Meier
ANNETTE MEIER

Registered Office:

1583 South 1700 East
Vernal, UT 84078

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